                                                                      EXHIBIT 12

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Statements of Ratio of Earnings to Fixed Charges
                                 ($ in millions)

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
                                                      Twelve Months                            Twelve Months
                                                     Ended March 31,                          Ended December 31,
                                                    ------------------    ---------------------------------------------------------
                                                    2002         2001     2001         2000         1999         1998         1997
                                                    ----         ----     ----         ----         ----         ----         ----
CONSOLIDATED INCOME (LOSS) FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES:                     395.3        511.6    389.2        449.0        556.1        461.1        397.0

ADJUSTMENTS:
    Interest during construction                     (2.3)        (2.3)    (2.2)        (2.2)        (2.8)        (2.1)        (3.0)
    Distributed (Undistributed) equity income        (0.6)        (4.9)     2.2         (5.5)        (5.8)        (0.4)         3.6
    Fixed charges *                                 161.1        191.7    177.9        192.8        183.8        163.3        180.5
                                                    -----        -----    -----        -----        -----        -----        -----
Earnings available                                  553.5        696.1    567.1        634.1        731.3        621.9        578.1

*FIXED CHARGES:
    Interest on long-term and short-term debt       116.8        151.5    123.6        154.3        152.9        145.4        145.6
    Other interest                                   35.7         22.2     45.9         18.3         14.9          1.4         15.2
    Portion of rentals representing interest          8.6         18.0      8.4         20.2         16.0         16.5         19.7
                                                    -----        -----    -----        -----        -----        -----        -----
Total Fixed Charges                                 161.1        191.7    177.9        192.8        183.8        163.3        180.5

RATIO OF EARNINGS TO FIXED CHARGES                   3.44         3.63     3.19         3.29         3.98         3.81         3.20
                                                    =====        =====    =====        =====        =====        =====        =====

Prior periods have been restated to reflect discontinued operations.
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